EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No.333-192990) on Form S-8 of our report dated March 16, 2018, relating to the consolidated financial statements of FS Bancorp, Inc. and subsidiary appearing in this Annual Report on Form 10‑K of FS Bancorp, Inc. for the year ended December 31, 2017.

/s/ Moss Adams LLP

Everett, Washington

March 16, 2018